EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 3, 2021, relating to our audits of the consolidated financial statements of IMAC Holdings, Inc. and Subsidiaries as of and for the years ended December 31, 2020 and 2019, which appears in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 4, 2021. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ Daszkal Bolton LLP

Boca Raton, Florida

July 6, 2021